PVH CORP. REPORTS 2025 FOURTH QUARTER REVENUE AND EARNINGS ABOVE GUIDANCE; PROVIDES 2026 OUTLOOK

•Delivered strong fourth quarter and finish to the year; fourth quarter revenue exceeded guidance, increasing 6% on a reported basis (flat in constant currency), with full year revenue in line with guidance, up 3% on a reported basis (up slightly in constant currency)

•Generated fourth quarter operating margin of 9.9% on a GAAP basis and 10.0% on a non-GAAP basis including an approximately 170 basis point negative impact of gross tariffs, exceeding guidance of approximately 9%

•Generated full year operating margin of 2.6% on a GAAP basis and 8.8% on a non-GAAP basis including an approximately 80 basis point negative impact of gross tariffs, exceeding guidance of approximately 8.5%

•Leaned into key growth categories across ‘Calvin Klein’ and ‘TOMMY HILFIGER’, through innovation and newness in our hero product franchises, together with cut-through marketing campaigns

•Introduced 2026 full year outlook with revenue projected to increase slightly compared to 2025 and operating margins projected to be stable at approximately 8.8% on a non-GAAP basis, with underlying progress offset by the approximately 215 basis point projected negative impact of gross tariffs

•Expecting DTC growth for both brands and across all regions for 2026

•Targeting at least $300 million stock repurchases in 2026 on top of the $560 million stock repurchases completed in 2025

New York - March 31, 2026 - PVH Corp. [NYSE: PVH] today reported its 2025 fourth quarter and full year results and provided its 2026 outlook.

Stefan Larsson, Chief Executive Officer, commented, “We delivered a strong fourth quarter and finish to the year, driven by the strength of our two iconic global brands, Calvin Klein and TOMMY HILFIGER, and the continued disciplined execution of our PVH+ Plan. In the fourth quarter, we beat our guidance across revenue, operating margin and EPS on a non-GAAP basis. For the full year, in the context of a challenging global macro-economic environment, we returned to modest revenue growth, in line with guidance, and delivered non-GAAP operating margins above guidance. Building on our performance in 2025, we have started 2026 and the important Spring season with positive momentum, and we expect DTC growth in both brands and across all regions for the full year. In Europe, our wholesale order books are positive for Fall 2026; in the Americas, we expect continued growth in e-commerce as we continue to further strengthen our digital position; and in Asia we expect to return to growth for the full year, driven by DTC.”

Larsson continued, “Looking ahead, while the current macro-economic environment remains uncertain, we are continuing to focus on leveraging our increased relevance with the consumer, scaling the impact of our stronger product, and activating cut-through global brand campaigns –– including with mega-talent Jung Kook, Raphinha and Dakota Johnson for Calvin, and major partners Cadillac Formula 1®, Liverpool Football Club and Travis Kelce for TOMMY –– with stepped-up marketplace execution. And the timeless power of Calvin Klein is reflected in the cultural resonance of Love Story, demonstrating the brand’s ability to connect with the zeitgeist across generations of consumers. I want to thank our teams globally for the positive strides we are making on our multi-year journey to build Calvin Klein and TOMMY HILFIGER into their full potential.”

Melissa Stone, Interim Chief Financial Officer, said, “We are pleased with our fourth quarter and full year 2025 results, delivering or exceeding expectations across key financial metrics. For the fourth quarter, we drove significant sequential improvement in our operating margins to 10.0% on a non-GAAP basis. For the full year, we achieved sequential quarter to quarter improvements in our gross margin comparisons through 2025 despite the negative impact of increased tariffs, as we set out to do, and are exiting the year with over 200 basis points of annualized cost savings realized in connection with our Growth Driver 5 Actions. Reflecting our conviction in our long-term growth potential and our strong balance sheet, we repurchased over $560 million in stock during 2025. As we look towards 2026, we expect to deliver operating margins consistent with 2025, including modest gross margin expansion, despite the inclusion of a full year of tariffs, and strong expansion on an underlying basis –– underscoring our next level PVH+ Plan execution and the strength of our global iconic brands.”

Key Highlights

•2025 fourth quarter:
◦Revenue: Increased 6% to $2.505 billion compared to the prior year period and exceeded guidance of increase slightly to up low single-digits. Flat on a constant currency basis and exceeded guidance of a slight decrease.
◦EPS:
▪GAAP basis: $(3.46). Results include items that are described under the heading “Non-GAAP Exclusions”, which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: $3.82 exceeded guidance of $3.20 to $3.35.
▪EPS on both a GAAP and a non-GAAP basis for the fourth quarter of 2025 includes:
◦a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately $0.70 per share and a partially offsetting impact of mitigation actions; and
◦the positive impact of $0.33 per share related to foreign currency translation
◦Inventory: Increased 5% to $1.583 billion compared to the prior year, including a 4% impact from increased tariffs.
•2025 full year:
◦Revenue: Increased 3% to $8.950 billion compared to the prior year period, in line with guidance of up low single-digits. Increased less than 1% on a constant currency basis, in line with guidance of flat to increase slightly.
◦EPS:
▪GAAP basis: $0.52. Results include items that are described under the heading “Non-GAAP Exclusions”, which have been excluded from the Company’s results on a non-GAAP basis.
▪Non-GAAP basis: $11.40 exceeded guidance of $10.85 to $11.00.
▪EPS on both a GAAP and a non-GAAP basis for 2025 includes:
◦a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately $1.10 per share and a partially offsetting impact of mitigation actions; and
◦the positive impact of $0.56 per share related to foreign currency translation
•2026 full year outlook:
◦Revenue: Projected to increase slightly (flat to increase slightly on a constant currency basis) compared to 2025.
◦Operating margin: Projected to be approximately 8.8% on a non-GAAP basis. Outlook includes:
▪an estimated net negative impact related to the tariffs on goods coming into the U.S., including a gross impact of approximately 215 basis points and a partially offsetting impact of planned mitigation actions
◦EPS: Projected to be in a range of $11.80 to $12.10 on a non-GAAP basis. Outlook includes:
▪an estimated net negative impact related to the tariffs for goods coming into the U.S., including a gross impact of approximately $3.30 per share and a partially offsetting impact of planned mitigation actions
▪an estimated positive impact of approximately $0.30 per share related to foreign currency translation

•Completed over $560 million stock repurchases during 2025, principally through accelerated share repurchase agreements, and planning at least $300 million stock repurchases in 2026.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions”. Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Fourth Quarter Review:

•Revenue of $2.505 billion increased 6% compared to $2.372 billion in the prior year period (flat on a constant currency basis).

Revenue performance for the Company's reportable segments in the fourth quarter compared to the prior year period was as follows:

◦EMEA revenue increased 8% compared to the prior year period (decreased 3% on a constant currency basis). The decrease in revenue on a constant currency basis was driven by declines in both the direct-to-consumer and wholesale businesses.

◦Americas revenue increased 4% compared to the prior year period, driven by growth in the wholesale business, partially offset by a decrease in the direct-to-consumer business. The increase in wholesale revenue included the transition of previously licensed women’s product categories in-house.

◦APAC revenue was flat compared to the prior year period (decreased 2% on a constant currency basis). The decrease in revenue on a constant currency basis included an approximately 4% decline resulting from the timing of Lunar New Year, which occurred in the fourth quarter of 2024 but did not occur in the fourth quarter of 2025. The decrease in revenue on a constant currency basis reflected declines in both the direct-to-consumer and wholesale businesses.

◦Licensing revenue increased 10% compared to the prior year period, primarily due to the impact of non-recurring contractual royalties.

Revenue performance for the Company's global brand businesses in the fourth quarter compared to the prior year period was as follows:

◦Tommy Hilfiger revenue increased 7% compared to the prior year period (increased 1% on a constant currency basis).

◦Calvin Klein revenue increased 3% compared to the prior year period (decreased 1% on a constant currency basis).

Revenue performance for the Company's directly operated channels in the fourth quarter compared to the prior year period was as follows:

◦Direct-to-consumer revenue increased 1% compared to the prior year period (decreased 3% on a constant currency basis).
▪Owned and operated store revenue was flat compared to the prior year period (decreased 4% on a constant currency basis). On a constant currency basis, revenue declined in all regions.
▪Owned and operated digital commerce revenue increased 5% compared to the prior year period (flat on a constant currency basis). On a constant currency basis, revenue growth in Americas and APAC was offset by a decline in EMEA.

◦Wholesale revenue increased 11% compared to the prior year period (increased 4% on a constant currency basis). On a constant currency basis, revenue growth in Americas was partially offset by the decreases in APAC and EMEA.

•Gross margin was 57.6% compared to 58.2% in the prior year period. The decrease reflects the impacts of (i) increased tariffs on goods entering the U.S., (ii) the gross margin differential due to the transition of previously licensed women’s product categories to an in-house wholesale business, and (iii) an increased promotional environment. The decreases were partially offset by (i) tariff mitigation actions and (ii) lower product costs, including a positive impact of foreign exchange.

•Inventory increased 5% compared to the prior year period, including a 4% impact from increased tariffs.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $249 million, inclusive of a $19 million positive impact attributable to foreign currency translation, compared to $210 million in the prior year period. EBIT on a GAAP basis included net costs of $1 million in the fourth quarter and costs of $34 million in the prior year period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $250 million, inclusive of the $19 million positive impact attributable to foreign currency translation, compared to $244 million in the prior year period. The increase reflects the positive impact attributable to foreign currency translation, partially offset by the impact of the gross margin decline discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Operating margin on a GAAP basis was 9.9% compared to 8.9% in the prior year period. Operating margin on a non-GAAP basis was 10.0% compared to 10.3% in the prior year period.

Operating margin on both a GAAP and non-GAAP basis for the fourth quarter of 2025 includes a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately 170 basis points and a partially offsetting impact of mitigation actions.

•Earnings (loss) per share (“EPS”)

◦GAAP basis: $(3.46) compared to $2.83 in the prior year period.

◦Non-GAAP basis: $3.82 compared to $3.27 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the fourth quarter of 2025 includes:

◦a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately $0.70 per share and a partially offsetting impact of mitigation actions; and

◦the positive impact of $0.33 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excludes these amounts.

•Net interest expense increased to $19 million from $14 million in the prior year period primarily due to the impact of the accelerated share repurchase agreements discussed below.

•Effective tax rate was 169.0% on a GAAP basis compared to 20.0% in the prior year period. The effective tax rate was 23.1% on a non-GAAP basis compared to 21.4% in the prior year period.

The effective tax rate on a GAAP basis for the fourth quarter of 2025 includes the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025, which are non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate on a non-GAAP basis for the fourth quarter of 2025 excludes this impact.

Full Year 2025 Consolidated Results:
•Revenue of $8.950 billion increased 3% compared to $8.653 billion in the prior year period (increased less than 1% on a constant currency basis).

Revenue performance for the Company's reportable segments for the full year compared to the prior year period was as follows:

◦EMEA revenue increased 5% compared to the prior year period (decreased 1% on a constant currency basis). The decrease in revenue on a constant currency basis was driven by declines in both the direct-to-consumer and wholesale businesses.

◦Americas revenue increased 6% compared to the prior year period, driven by growth in the wholesale business, partially offset by a decrease in the direct-to-consumer business. The increase in wholesale revenue included the transition of previously licensed women’s product categories in-house.

◦APAC revenue decreased 4% compared to the prior year period (decreased 4% on a constant currency basis) including an approximately 2% decline resulting from the timing of Lunar New Year, which occurred in the first and fourth quarters of 2024 but did not occur at all in 2025. The decrease in revenue on a constant currency basis reflected declines in both the direct-to-consumer and wholesale businesses.

◦Licensing revenue decreased 2% compared to the prior year period due to the transition of certain previously licensed women's product categories in-house.

Revenue performance for the Company's global brand businesses for the full year compared to the prior year period was as follows:

◦Tommy Hilfiger revenue increased 4% compared to the prior year period (increased less than 1% on a constant currency basis).

◦Calvin Klein revenue increased 3% compared to the prior year period (increased less than 1% on a constant currency basis).

Revenue performance for the Company's directly operated channels for the full year compared to the prior year period was as follows:

◦Direct-to-consumer revenue increased 1% compared to the prior year period (decreased 2% on a constant currency basis).
▪Owned and operated store revenue was flat compared to the prior year period (decreased 3% on a constant currency basis). On a constant currency basis, revenue declined in Americas and APAC, with EMEA revenue flat compared to the prior year period.
▪Owned and operated digital commerce revenue increased 4% compared to the prior year period (increased 1% on a constant currency basis). On a constant currency basis, revenue growth in Americas and APAC was partially offset by a decline in EMEA.

◦Wholesale revenue increased 7% compared to the prior year period (increased 3% on a constant currency basis). On a constant currency basis, revenue growth in Americas was partially offset by the decreases in APAC and EMEA.

•Gross margin was 57.5% compared to 59.4% in the prior year period. The decrease reflects the impacts of (i) an increased promotional environment, (ii) increased tariffs on goods coming into the U.S., (iii) the gross margin differential due to the transition of previously licensed women’s product categories to an in-house wholesale business, and (iv) higher freight costs and incremental discounts provided to customers to address the impact of Calvin Klein product delivery delays. The decreases were partially offset by (i) lower product costs, which benefitted the Company more significantly in the fourth quarter of the year, including a positive impact of foreign exchange and (ii) tariff mitigation actions.

•EBIT on a GAAP basis was $231 million, inclusive of a $32 million positive impact attributable to foreign currency translation, compared to $772 million in the prior year period. EBIT on a GAAP basis included net costs of $560 million in 2025 and net costs of $93 million in the prior year period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $791 million, inclusive of the $32 million positive impact attributable to foreign currency translation, compared to $865 million in the prior year period. The decrease was due to the impact of the gross margin decline discussed above. The Company continues to take a disciplined approach to managing expenses, driving cost efficiencies while making targeted investments to drive its strategic initiatives.

•Operating margin on a GAAP basis was 2.6% compared to 8.9% in the prior year period. Operating margin on a non-GAAP basis was 8.8% compared to 10.0% in the prior year period.

Operating margin on both a GAAP and non-GAAP basis for the full year 2025 includes a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately 80 basis points and a partially offsetting impact of mitigation actions.

•EPS

◦GAAP basis: $0.52 compared to $10.56 in the prior year period.

◦Non-GAAP basis: $11.40 compared to $11.74 in the prior year period.

EPS on both a GAAP and a non-GAAP basis for the full year 2025 includes:

◦a net negative impact related to the increased tariffs for goods coming into the U.S., including a gross impact of approximately $1.10 per share and a partially offsetting impact of mitigation actions; and

◦the positive impact of $0.56 per share related to foreign currency translation.

EPS on a GAAP basis for these periods also includes the amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods excludes these amounts.

•Net interest expense increased to $79 million from $67 million in the prior year period primarily due to the impact of the accelerated share repurchase agreements discussed below.

•Effective tax rate was 83.3% on a GAAP basis compared to 15.2% in the prior year period. The effective tax rate was 22.2% on a non-GAAP basis compared to 16.7% in the prior year period.

◦The effective tax rate on a GAAP basis for the full year 2025 includes the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025, which are non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The effective tax rate on a non-GAAP basis for the full year 2025 excludes this impact.

◦The effective tax rate on a GAAP and non-GAAP basis for the prior year period included a tax benefit in the second quarter of 2024 related to the favorable settlement of a multi-year audit in an international jurisdiction.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to stockholders, the Company repurchased 7.7 million shares of its common stock for $561 million in 2025, principally through accelerated share repurchase agreements entered into in the first quarter, and, to a lesser extent, open market purchases.

The Company expects to repurchase at least $300 million of shares of its common stock in 2026.

2026 Outlook:
The Company’s outlook assumes a 15% tariff rate on goods coming into the U.S. effective February 24, 2026 and assumes that U.S. inventory receipts prior to that include the tariff rates previously in place for each applicable country. The Company’s 2026 outlook reflects an estimated net negative impact related to these tariffs, including an approximately $195 million gross impact to full year 2026 EBIT, or approximately $3.30 per share, and a partially offsetting impact of planned mitigation actions. The Company’s outlook does not assume refunds for tariffs previously paid.

The Company’s 2026 outlook excludes any potential impacts from a prolonged, expanded or more intense conflict in the Middle East and assumes no material worsening of current conditions, and as such, could be subject to material change.

Full Year 2026 Guidance
•Revenue: Projected to increase slightly (flat to increase slightly on a constant currency basis) compared to 2025.

•Operating margin: Projected to be approximately 8.8% on a non-GAAP basis, flat compared to 8.8% on a non-GAAP basis in 2025. Operating margin on a GAAP basis was 2.6% in 2025. The full year 2026 operating margin projection includes an estimated net negative impact related to tariffs on goods coming into the U.S., including a gross impact of approximately 215 basis points and a partially offsetting impact of planned mitigation actions.

•EPS: Projected to be in a range of $11.80 to $12.10 on a non-GAAP basis compared to $0.52 on a GAAP basis and $11.40 on a non-GAAP basis in 2025.

The 2026 EPS projection includes:
◦an estimated net negative impact related to the tariffs for goods coming into the U.S., including a gross impact of approximately $3.30 per share and a partially offsetting impact of planned mitigation actions; and

◦the estimated positive impact of approximately $0.30 per share related to foreign currency translation.

EPS on a GAAP basis for 2025 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for 2025 excluded these amounts.

•Net interest expense is projected to be approximately flat compared to $79 million in 2025.

•Effective tax rate is projected to be in a range of 22% to 23%.

First Quarter 2026 Guidance
•Revenue: Projected to increase slightly compared to the first quarter of 2025 (decrease low single-digits on a constant currency basis).

•Operating margin: Projected to be in a range of 6.0% to 6.5% on a non-GAAP basis, compared to 8.1% on a non-GAAP basis in the first quarter of 2025. Operating margin on a GAAP basis was (16.7)% in the first quarter of 2025. The first quarter 2026 operating margin projection includes an estimated net negative impact related to tariffs on goods coming into the U.S., including a gross impact of approximately 230 basis points and a partially offsetting impact of planned mitigation actions.

•EPS: Projected to be in a range of $1.65 to $1.80 on a non-GAAP basis compared to $(0.88) on a GAAP basis and $2.30 on a non-GAAP basis in the first quarter of 2025.

The first quarter 2026 EPS projection includes:
◦an estimated net negative impact related to tariffs for goods coming into the U.S., including a gross impact of approximately $0.80 per share and a partially offsetting impact of planned mitigation actions; and

◦the estimated positive impact of approximately $0.20 per share related to foreign currency translation.

EPS on a GAAP basis for the first quarter of 2025 included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the first quarter of 2025 excluded these amounts.

•Net interest expense is projected to increase to approximately $20 million compared to $17 million in the first quarter of 2025.

•Effective tax rate is projected to be approximately 22%.

The Company is unable to project full year and first quarter 2026 operating margin and EPS on a GAAP basis without unreasonable efforts as we cannot predict or estimate with reasonable certainty whether or when certain items affecting a reconciliation will occur or the amounts of such items. As such, the Company is unable to provide a full reconciliation of its full year and first quarter 2026 operating margin and EPS guidance on a non-GAAP basis to the corresponding measures on a GAAP basis.

Please see the section entitled “Quarterly Reconciliation of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax restructuring costs totaling $93 million incurred in 2025 consisting principally of severance in connection with the Company’s multiyear initiative announced in 2024 to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the “Growth Driver 5 Actions”), of which $13 million was incurred in the first quarter, $45 million was incurred in the second quarter, $22 million was incurred in the third quarter, and $13 million was incurred in the fourth quarter.
•Pre-tax gain of $13 million recorded in the fourth quarter of 2025 related to the recognized actuarial gain on retirement plans.
•Pre-tax noncash goodwill and other intangible asset impairment charges of $480 million recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates.
•Pre-tax net restructuring costs totaling $24 million incurred in 2024 consisting principally of severance and the gain on the sale of a warehouse and distribution center in the third quarter in connection with the Growth Driver 5 Actions, of which $15 million was incurred in the second quarter, $3 million was incurred in the third quarter, and $6 million was incurred in the fourth quarter.
•Pre-tax loss of $28 million recorded in the fourth quarter of 2024 related to the recognized actuarial loss on retirement plans.
•Pre-tax costs of $51 million incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger.

•Pre-tax gain of $10 million recorded in the first quarter of 2024 in connection with the Company’s sale of the Heritage Brands women’s intimates business.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item was (i) taxable or tax deductible, in which case the tax effect was taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumed no tax effect.

The Company presents constant currency revenue information, which is a non-GAAP financial measure, because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues and can have a significant impact on the Company’s reported revenues. The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

The Company presents non-GAAP financial measures, including constant currency revenue information, as a supplement to its GAAP results. The Company believes presenting non-GAAP financial measures provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of non-recurring and non-operational amounts and the effects of changes in foreign currency exchange rates, as applicable, and (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding non-recurring and non-operational amounts are also the basis for certain incentive compensation calculations. Non-GAAP financial measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The non-GAAP financial measures presented may not be comparable to similarly described measures reported by other companies.

Please see tables 1 through 8 and the sections entitled “Reconciliations of Constant Currency Revenue” and “Quarterly Reconciliation of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Investor Contact:
Sheryl Freeman
investorrelations@pvh.com

Media Contact:
communications@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its third quarter earnings release on Wednesday, April 1, 2026 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held. Please log on to www.PVH.com as described above to listen to the replay. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the actions taken in recent years to focus on its Calvin Klein and Tommy Hilfiger businesses and its current multiyear initiative to simplify its operating model and achieve cost savings; (iii) the ability to realize the intended benefits from increasing the Company’s direct management and oversight of its Calvin Klein and TOMMY HILFIGER brands (such as the in-process plan to directly operate a significant portion of the businesses for the product categories that are or had been licensed to G-III Apparel Group, Ltd., with the remainder to be re-licensed to other third parties, upon the expirations of the underlying license agreements) and avoid any disruptions in the businesses; (iv) the Company has significant levels of outstanding debt, as well as significant additional borrowing capacity, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (v) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its direct-to-consumer retail store and digital commerce operations, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being experienced globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (vi) the Company’s ability to manage its growth and inventory; (vii) restrictions, including quotas and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, including the effects of the U.S. Supreme Court’s recent ruling that many of the tariffs imposed by the U.S. federal government were unconstitutional which created uncertainty regarding potential tariff refunds and resulted in the U.S. President issuing an executive order imposing tariffs pursuant to Section 122 of the Trade Act of 1974, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (viii) the availability and cost of raw materials; (ix) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (x) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Protection; (xi) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that led to the Company’s exit from its retail business in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine, and the current conflict in the Middle East that has resulted in the closure of some of the Company’s licensees’, wholesale customers’ and other business partners’ stores, as well as increased fuel and oil costs and has impacted inventory availability; (xii) disease epidemics and health-related concerns, such as the recent COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, did result in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xiii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands and the Company’s brands’ values, as well as the potential for adverse consumer response to any sustainability, social or environmental actions taken by the Company; (xiv) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xvi) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvii) the impact of new and revised tax legislation and regulations; (xviii) the impacts of the decision by China’s Ministry of Commerce to place the Company on the List of Unreliable Entities, including the impact of any fines imposed, or restrictions or prohibitions on the Company that have the effect of limiting or prohibiting its ability to do business in China; and (xix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Revenue	$2,505.1	$2,371.6	$8,950.2	$8,652.9

Gross profit	1,443.3	1,381.3	5,148.6	5,142.5

Selling, general and administrative expenses	1,218.3	1,156.7	4,492.1	4,411.3

Goodwill and other intangible asset impairments	—	—	479.5	—

Non-service related pension and postretirement income (cost)	11.8	(27.9)	8.9	(26.6)

Other gain	—	—	—	19.5

Equity in net income of unconsolidated affiliates	12.0	13.5	44.7	48.2

Earnings before interest and taxes	248.8	210.2	230.6	772.3

Interest expense, net	19.4	13.7	79.3	66.6

Pre-tax income	229.4	196.5	151.3	705.7

Income tax expense	387.7	39.3	126.0	107.2

Net (loss) income	$(158.3)	$157.2	$25.3	$598.5

Diluted net (loss) income per common share (1)	$(3.46)	$2.83	$0.52	$10.56

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Depreciation and amortization expense	$66.5	$70.6	$272.3	$282.2

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes it is useful to investors to present its results for the periods ended February 1, 2026 and February 2, 2025 on a non-GAAP basis by excluding (i) the recognized actuarial (gain) loss on retirement plans in the fourth quarters of 2025 and 2024; (ii) the restructuring costs incurred in the first, second, third and fourth quarters of 2025, and the net restructuring costs incurred in the second, third and fourth quarters of 2024, related to the Company's multiyear initiative to simplify its operating model by centralizing processes and improving systems and automation to drive more efficient, cost-effective ways of working across the organization (the "Growth Driver 5 Actions"), consisting principally of severance as well as a gain on the sale of a warehouse and distribution center in the third quarter of 2024; (iii) the noncash goodwill and other intangible asset impairment charges recorded in the first quarter of 2025, which were primarily due to a significant increase in discount rates; (iv) the costs incurred in the third quarter of 2024 in connection with an amendment to Mr. Tommy Hilfiger’s employment agreement pursuant to which the Company made a cash buyout of a portion of future payments to Mr. Hilfiger (the “Mr. Hilfiger amendment”); (v) the gain recorded in the first quarter of 2024 in connection with the sale in the fourth quarter of 2023 of the Company’s Heritage Brands women's intimates business (the "Heritage Brands intimates transaction"); and (vi) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,204.9	$1,150.7	$4,399.0	$4,327.1
Goodwill and other intangible asset impairments (2)			—
Non-service related pension and postretirement (cost) income (3)	(0.9)	0.3	(3.8)	1.6
Other gain (4)				—
Earnings before interest and taxes (5)	249.5	244.4	790.5	865.2
Income tax expense (6)	53.1	49.3	158.0	133.6
Net income (7)	177.0	181.4	553.2	665.0
Diluted net income per common share (8)	$3.82	$3.27	$11.40	$11.74
Depreciation and amortization expense (9)	$64.5		$265.7

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis.
(3) Please see Table 5 for the reconciliations of GAAP non-service related pension and postretirement income (cost) to non-service related pension and postretirement (cost) income on a non-GAAP basis.
(4) Please see Table 6 for the reconciliation of GAAP other gain to other gain on a non-GAAP basis.
(5) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis. GAAP operating margin is defined as GAAP earnings before interest and taxes divided by revenue. Operating margin on a non-GAAP basis is defined as earnings before interest and taxes on a non-GAAP basis divided by revenue.

(6) Please see Table 7 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.
(8) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(9) Please see Table 8 for the reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net (loss) income to net income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Net (loss) income	$(158.3)	$157.2	$25.3	$598.5

Diluted net (loss) income per common share (1)	$(3.46)	$2.83	$0.52	$10.56

Pre-tax items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	13.4	6.0	93.1	33.5

SG&A expenses associated with the Mr. Hilfiger amendment				50.7

Goodwill and other intangible asset impairments			479.5

Actuarial (gain) loss on retirement plans (recorded in non-service related pension and postretirement income (cost))	(12.7)	28.2	(12.7)	28.2

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)				(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)				(10.0)

Tax effect of the pre-tax items above (2)	334.6	(10.0)	(32.0)	(26.4)

Net income on a non-GAAP basis	$177.0	$181.4	$553.2	$665.0

Diluted net income per common share on a non-GAAP basis (1)	$3.82	$3.27	$11.40	$11.74

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net (loss) income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Earnings before interest and taxes	$248.8	$210.2	$230.6	$772.3

Items excluded:

SG&A expenses associated with the Growth Driver 5 Actions	13.4	6.0	93.1	33.5

SG&A expenses associated with the Mr. Hilfiger amendment				50.7

Goodwill and other intangible asset impairments			479.5

Actuarial (gain) loss on retirement plans (recorded in non-service related pension and postretirement income (cost))	(12.7)	28.2	(12.7)	28.2

Gain in connection with the Growth Driver 5 Actions (recorded in other gain)				(9.5)

Gain in connection with the Heritage Brands intimates transaction (recorded in other gain)				(10.0)

Earnings before interest and taxes on a non-GAAP basis	$249.5	$244.4	$790.5	$865.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

SG&A expenses	$1,218.3	$1,156.7	$4,492.1	$4,411.3

Items excluded:

Expenses associated with the Growth Driver 5 Actions	(13.4)	(6.0)	(93.1)	(33.5)

Expenses associated with the Mr. Hilfiger amendment				(50.7)

SG&A expenses on a non-GAAP basis	$1,204.9	$1,150.7	$4,399.0	$4,327.1

Table 4 - Reconciliation of GAAP goodwill and other intangible asset impairments to goodwill and other intangible asset impairments on a non-GAAP basis

Year Ended
2/1/26

Goodwill and other intangible asset impairments	$479.5

Item excluded:

Goodwill and other intangible asset impairments	(479.5)

Goodwill and other intangible asset impairments on a non-GAAP basis	$—

Table 5 - Reconciliations of GAAP non-service related pension and postretirement income (cost) to non-service related pension and postretirement (cost) income on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Non-service related pension and postretirement income (cost)	$11.8	$(27.9)	$8.9	$(26.6)

Item excluded:

Actuarial (gain) loss on retirement plans	(12.7)	28.2	(12.7)	28.2

Non-service related pension and postretirement (cost) income on a non-GAAP basis	$(0.9)	$0.3	$(3.8)	$1.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 6 - Reconciliation of GAAP other gain to other gain on a non-GAAP basis

Year Ended
2/2/25

Other gain	$19.5

Items excluded:

Gain in connection with the Growth Driver 5 Actions	(9.5)

Gain in connection with the Heritage Brands intimates transaction	(10.0)

Other gain on a non-GAAP basis	$—

Table 7 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25

Income tax expense	$387.7	39.3	$126.0	$107.2

Item excluded:

Tax effect of pre-tax items identified as non-GAAP exclusions (1)	(334.6)	10.0	32.0	26.4

Income tax expense on a non-GAAP basis	$53.1	$49.3	$158.0	$133.6

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluates each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is (i) taxable or tax deductible, in which case the tax effect is taken at the applicable income tax rate in the local jurisdiction, or (ii) non-taxable or non-deductible, in which case the Company assumes no tax effect. The income tax expense for the quarter and year ended February 1, 2026 included the impact of the $480 million pre-tax noncash goodwill and other intangible asset impairment charges that were recorded in the first quarter of 2025, which are non-deductible for tax purposes and factored into the Company’s annualized effective tax rate. The income tax expense on a non-GAAP basis excludes this impact as well as the tax effect of the other pre-tax items identified as non-GAAP exclusions.

Table 8 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended	Year Ended
	2/1/26	2/1/26

Depreciation and amortization expense	$66.5	$272.3

Item excluded:

Accelerated depreciation associated with the Growth Driver 5 Actions	(2.0)	(6.6)

Depreciation and amortization expense on a non-GAAP basis	$64.5	$265.7

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net (loss) income per common share as follows:

	Quarter Ended			Quarter Ended
	2/1/26			2/2/25
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net (loss) income	$(158.3)	$335.3	$177.0	$157.2	$(24.2)	$181.4

Weighted average common shares	45.8		45.8	54.8		54.8
Weighted average dilutive securities (3)	—	0.5	0.5	0.7		0.7
Total shares	45.8		46.3	55.5		55.5

Diluted net (loss) income per common share	$(3.46)		$3.82	$2.83		$3.27

	Year Ended			Year Ended
	2/1/26			2/2/25
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income	$25.3	$527.9	$553.2	$598.5	$(66.5)	$665.0

Weighted average common shares	48.1		48.1	56.0		56.0
Weighted average dilutive securities	0.4		0.4	0.7		0.7
Total shares	48.5		48.5	56.7		56.7

Diluted net income per common share	$0.52		$11.40	$10.56		$11.74

(1) Represents the impact on net (loss) income in the applicable periods ended February 1, 2026 from the elimination of the (i) the recognized actuarial gain on retirement plans; (ii) the restructuring costs related to the Growth Driver 5 Actions; (iii) the noncash goodwill and other intangible asset impairment charges; and (iv) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net (loss) income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the applicable periods ended February 2, 2025 from the elimination of (i) the recognized actuarial loss on retirement plans; (ii) the net restructuring costs related to the Growth Driver 5 Actions; (iii) the costs incurred in connection with the Mr. Hilfiger amendment; (iv) the gain recorded in connection with the Heritage Brands intimates transaction; and (v) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.

(3) Adjustments to weighted average dilutive securities for the quarter ended February 1, 2026 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended February 1, 2026 excluded these potentially dilutive securities because there was a GAAP net loss for the period, and, as such, the inclusion of these securities would have been anti-dilutive.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	2/1/26	2/2/25
ASSETS
Current Assets:
Cash and Cash Equivalents	$701.5	$748.0
Receivables	1,017.9	876.3
Inventories	1,583.5	1,508.7
Other Assets	290.0	354.6
Assets Held For Sale (1)	12.3	—
Total Current Assets	3,605.2	3,487.6
Property, Plant and Equipment	673.3	741.0
Operating Lease Right-of-Use Assets	1,861.9	1,157.5
Goodwill and Other Intangible Assets	5,118.1	5,281.0
Other Assets	422.5	366.1
TOTAL ASSETS	$11,681.0	$11,033.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,016.5	$1,941.9
Current Portion of Operating Lease Liabilities	346.6	289.1
Short-Term Borrowings	—	—
Current Portion of Long-Term Debt	13.1	510.8
Other Liabilities	573.3	559.7
Long-Term Portion of Operating Lease Liabilities	1,647.8	1,011.3
Long-Term Debt	2,291.4	1,579.9
Stockholders’ Equity	4,792.3	5,140.5
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,681.0	$11,033.2

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

(1) Assets held for sale include a building and other assets related to a Company-owned warehouse and distribution center.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25
Europe, the Middle East and Africa (“EMEA”)	$1,183.5	$1,093.7	$4,273.6	$4,063.5

Americas	764.7	733.2	2,739.9	2,586.2

Asia-Pacific (“APAC”)	436.7	435.5	1,515.5	1,575.5

Licensing	120.2	109.2	421.2	427.7

Total Revenue	$2,505.1	$2,371.6	$8,950.2	$8,652.9

REVENUE BY BRAND
	Quarter Ended		Year Ended
	2/1/26	2/2/25	2/1/26	2/2/25
Tommy Hilfiger	$1,369.2	$1,282.1	$4,770.9	$4,589.7

Calvin Klein	1,079.7	1,045.7	3,964.0	3,856.7

Heritage Brands	56.2	43.8	215.3	206.5

Total Revenue	$2,505.1	$2,371.6	$8,950.2	$8,652.9

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT
	Quarter Ended 2/1/26			Quarter Ended 2/2/25
	Results under GAAP	Adjustments	Non-GAAP Results	Results under GAAP	Adjustments	Non-GAAP Results
EMEA	$210.1		$210.1	$197.3		$197.3

Americas	71.9		71.9	85.4		85.4

APAC	88.6		88.6	82.1		82.1

Licensing	103.8		103.8	91.8		91.8

Corporate and other (1)	(224.9)		(224.9)	(212.2)		(212.2)

Restructuring and other items (2)(3)	(0.7)	0.7	—	(34.2)	34.2	—

Earnings before interest and taxes	$248.8	$0.7	$249.5	$210.2	$34.2	$244.4

(1) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and (iii) intangible asset amortization.

(2) Restructuring and other items for the quarter ended February 1, 2026 includes (i) the recognized actuarial gain on retirement plans; and (ii) the restructuring costs related to the Growth Driver 5 Actions. Restructuring and other items on a non-GAAP basis excludes these amounts.

(3) Restructuring and other items for the quarter ended February 2, 2025 includes (i) the recognized actuarial loss on retirement plans; and (ii) the restructuring costs related to the Growth Driver 5 Actions. Restructuring and other items on a non-GAAP basis excludes these amounts.

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT
	Year Ended 2/1/26			Year Ended 2/2/25
	Results under GAAP	Adjustments	Non-GAAP Results	Results under GAAP	Adjustments	Non-GAAP Results
EMEA	$749.1		$749.1	$727.7		$727.7

Americas	251.5		251.5	320.4		320.4

APAC	292.5		292.5	317.2		317.2

Licensing	356.7		356.7	352.4		352.4

Corporate and other (1)	(859.3)		(859.3)	(852.5)		(852.5)

Restructuring and other items (2)(3)	(559.9)	559.9	—	(92.9)	92.9	—

Earnings before interest and taxes	$230.6	$559.9	$790.5	$772.3	$92.9	$865.2

(1) Corporate and other includes costs that are not specific to any particular segment, primarily consisting of (i) global brand costs, which include centrally managed marketing, design, and merchandising costs; (ii) corporate expenses, which include centrally managed information technology costs, including network, infrastructure and global systems; expenses for senior corporate management; and expenses for corporate support functions including finance, human resources, legal and information security; and (iii) intangible asset amortization.

(2) Restructuring and other items for the year ended February 1, 2026 includes (i) the recognized actuarial gain on retirement plans; (ii) the restructuring costs related to the Growth Driver 5 Actions; and (iii) the noncash goodwill and other intangible asset impairment charges. Restructuring and other items on a non-GAAP basis excludes these amounts.

(3) Restructuring and other items for the year ended February 2, 2025 includes (i) the recognized actuarial loss on retirement plans; (ii) the net restructuring costs related to the Growth Driver 5 Actions; (iii) the costs incurred in connection with the Mr. Hilfiger amendment; and (iv) the gain recorded in connection with the Heritage Brands intimates transaction. Restructuring and other items on a non-GAAP basis excludes these amounts.

PVH CORP.
Reconciliations of Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant impact on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/1/26	2/2/25
Total Revenue	$2,505.1	$2,371.6	5.6%	5.5%	0.1%

EMEA	$1,183.5	$1,093.7	8.2%	10.7%	(2.5)%
Americas	764.7	733.2	4.3%	0.5%	3.8%
APAC	436.7	435.5	0.3%	2.3%	(2.0)%

Tommy Hilfiger	$1,369.2	$1,282.1	6.8%	6.2%	0.6%
Calvin Klein	1,079.7	1,045.7	3.3%	4.8%	(1.5)%

Owned and Operated Stores	$1,058.8	$1,055.0	0.4%	4.6%	(4.2)%
Owned and Operated Digital Commerce	261.3	248.4	5.2%	5.1%	0.1%
Total Direct-to-Consumer	$1,320.1	$1,303.4	1.3%	4.7%	(3.4)%

Wholesale	$1,064.8	$959.0	11.0%	7.3%	3.7%

PVH CORP.
Reconciliations of Constant Currency Revenue (continued)
(In millions)

	GAAP Revenue		% Change
	Year Ended		GAAP	Positive Impact of Foreign Exchange	Constant Currency
	2/1/26	2/2/25
Total Revenue	$8,950.2	$8,652.9	3.4%	2.9%	0.5%

EMEA	$4,273.6	$4,063.5	5.2%	6.2%	(1.0)%
Americas	2,739.9	2,586.2	5.9%	(0.2)%	6.1%
APAC	1,515.5	1,575.5	(3.8)%	0.4%	(4.2)%

Tommy Hilfiger	$4,770.9	$4,589.7	3.9%	3.4%	0.5%
Calvin Klein	3,964.0	3,856.7	2.8%	2.3%	0.5%

Owned and Operated Stores	$3,350.5	$3,348.9	—%	2.6%	(2.6)%
Owned and Operated Digital Commerce	771.7	745.4	3.5%	2.8%	0.7%
Total Direct-to-Consumer	$4,122.2	$4,094.3	0.7%	2.7%	(2.0)%

Wholesale	$4,406.8	$4,130.9	6.7%	3.4%	3.3%

PVH CORP.
Quarterly Reconciliation of GAAP to Non-GAAP Amounts

Reconciliation of GAAP Diluted Net Loss Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

	First Quarter 2025
	(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results

Net (loss) income	$(44.8)	$163.4	$118.6
Total weighted average shares	51.1	0.4	51.5

Diluted net (loss) income per common share	$(0.88)		$2.30

(1) Represents the impact on net (loss) income in the quarter ended May 4, 2025 from the elimination of (i) the $13 million restructuring costs related to the Growth Driver 5 Actions; (ii) the $480 million noncash goodwill and other intangible asset impairment charges, which were primarily due to a significant increase in discount rates; and (iii) a $329 million tax benefit associated with the foregoing pre-tax items. Adjustments to weighted average dilutive securities for the quarter ended May 4, 2025 represent the dilutive impact of securities included in the non-GAAP diluted net income per share calculations. The GAAP diluted net loss per share calculation for the quarter ended May 4, 2025 excluded these potentially dilutive securities because there was a GAAP net loss for the period, and, as such, the inclusion of these securities would have been anti-dilutive.